UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 8, 2007

LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment and Restatement of Telenet Credit Facility

On August 1, 2007 (the Signing Date), Telenet Bidco NV (the Borrower), an indirect subsidiary of Telenet Group Holding NV (Telenet), executed a new senior credit facility agreement, as amended and restated by supplemental agreements dated August 22, 2007, September 11, 2007 and October 8, 2007 (the New Telenet Credit Facility). The New Telenet Credit Facility provides for (i) a €530.0 million Term Loan A Facility (the New Telenet TLA Facility) maturing five years from the Signing Date, (ii) a €307.5 million Term Loan B1 Facility (the New Telenet TLB1 Facility) maturing seventy-eight months from the Signing Date, (iii) a €225.0 million Term Loan B2 Facility (the New Telenet TLB2 Facility) maturing seventy-eight months from the Signing Date, (iv) a €1,062.5 million Term Loan C Facility (the New Telenet TLC Facility) maturing eight years from the Signing Date, and (v) a €175.0 million Revolving Facility (the New Telenet Revolving Facility) maturing seven years from the Signing Date.

On October 10, 2007, the New Telenet TLA Facility, the New Telenet TLB1 Facility and the New Telenet TLC Facility were drawn in full. The New Telenet TLB2 Facility is available to be drawn up to and including July 31, 2008. The New Telenet Revolving Facility is available to be drawn through June 2014. The proceeds of the New Telenet TLA Facility, the New Telenet TLB1 Facility and the first €462.5 million drawn under the New Telenet TLC Facility have been used primarily to (i) redeem in full Telenet’s 11.5% Senior Discount Notes due June 2014, (ii) redeem in full a Telenet subsidiary’s 9% Senior Notes due December 2013 and (iii) repay in full the amounts outstanding under the then outstanding senior credit facility of certain Telenet subsidiaries (the Old Telenet Credit Facility). The New Telenet TLB2 Facility and the remaining amounts under the New Telenet TLC Facility may be used for general corporate purposes (including permitted acquisitions) and to provide funding to Telenet, via a dividend or intercompany loan, for a distribution to Telenet’s shareholders by way of a capital reduction.

The applicable margin for the New Telenet TLA Facility, the New Telenet TLB2 Facility and the New Telenet TLC Facility is 2.25% per annum over EURIBOR. The applicable margin for the New Telenet TLB1 Facility is 2.50% per annum over EURIBOR. The applicable margin for the New Telenet Revolving Facility is 2.125% per annum over EURIBOR.

The New Telenet TLA Facility and the New Telenet TLC Facility will be repaid in full at maturity. The New Telenet TLB1 Facility and the New Telenet TLB2 Facility will each be repaid in three equal installments, the first installment on the date falling sixty-six months after the Signing Date, the second installment on the date falling seventy-two months after the Signing Date and the final installment payable at maturity. Advances under the New Telenet Revolving Facility will be repaid at the end of the applicable interest period and all advances outstanding will be repaid in full at maturity.

In addition to customary restrictive covenants, prepayment requirements and events of default, the New Telenet Credit Facility requires compliance with a Net Total Debt to Consolidated Annualized EBITDA covenant and a Consolidated EBITDA to Total Cash Interest covenant, each capitalized term as defined in the New Telenet Credit Facility.  The Borrower under the New Telenet Credit Facility is permitted to make certain distributions and restricted payments to its shareholders subject to compliance with applicable covenants. The New Telenet Credit Facility is secured by (i) pledges over the shares of the Borrower and certain of its subsidiaries, (ii) pledges over certain intercompany and subordinated shareholder loans and (iii) pledges over certain receivables, real estate and other assets of the Borrower, Telenet and certain other Telenet subsidiaries, in line with the Old Telenet Credit Facility.

The New Telenet TLB2 Facility has a commitment fee on undrawn and uncancelled commitments of 40% of the applicable margin of the New Telenet TLB2 Facility subject to a maximum of 1.00%. The New Telenet Revolving Facility has a commitment fee on undrawn and uncancelled commitments of 40% of the applicable margin of the New Telenet Revolving Facility subject to a maximum of 0.75%.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Name

4.1

€2,300,000,000 Credit Agreement, originally dated August 1, 2007, and as amended and restated by supplemental agreements dated August 22, 2007, September 11, 2007 and October 8, 2007, among Telenet Bidco NV as Borrower, the parties listed therein as Original Guarantors, ABN AMRO Bank N.V., BNP Paribas S.A. and J.P. Morgan PLC as Mandated Lead Arrangers, BNP Paribas S.A. as Facility Agent, KBC Bank NV as Security Agent and the financial institutions listed therein as Initial Original Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2007

LIBERTY GLOBAL, INC.

By:	/s/ Leonard P. Stegman
Name: Leonard P. Stegman
Title: Vice President

Exhibit Index

Exhibit No.	Name

4.1

€2,300,000,000 Credit Agreement, originally dated August 1, 2007, and as amended and restated by supplemental agreements dated August 22, 2007, September 11, 2007 and October 8, 2007, among Telenet Bidco NV as Borrower, the parties listed therein as Original Guarantors, ABN AMRO Bank N.V., BNP Paribas S.A. and J.P. Morgan PLC as Mandated Lead Arrangers, BNP Paribas S.A. as Facility Agent, KBC Bank NV as Security Agent and the financial institutions listed therein as Initial Original Lenders.